Exhibit 4.7
SECOND AMENDMENT TO LOAN AGREEMENT DATED AS OF APRIL 23, 2002 AS
AMENDED JUNE 18, 2004 (“LOAN AGREEMENT”) BY AND AMONG PETROLEUM
HELICOPTERS, INC. (“PHI”), AIR EVAC SERVICES, INC., EVANGELINE AIRMOTIVE,
INC., INTERNATIONAL HELICOPTER TRANSPORT, INC. (“SUBSIDIARY
GUARANTORS”), AND WHITNEY NATIONAL BANK (“WHITNEY”)
     WHEREAS, use of the credit facility provided for in the Loan Agreement has been made and therefore PHI desires to amend and extend the credit facility.
     WHEREAS, the current agreement is not effective after July 31, 2006.
     NOW THEREFORE, for good and adequate consideration, the receipt of which is hereby acknowledged, PHI, the Subsidiary Guarantors and Whitney do hereby amend the Loan Agreement to extend the maturity and make certain other modifications as follows:
1. In Paragraph A, the date of July 31, 2006 is changed to July 31, 2007 and the sublimit for issuance of letters of credit is increased from $5,000,000.00 to $8,000,000.00.
2. In Paragraph C(8)(c), “Consolidated Net Worth” is amended by adding at the end of the paragraph, “from and after September 30, 2005, PHI shall not at any time, permit its consolidated net worth to be less than TWO HUNDRED MILLION ($200,000,000.00) DOLLARS.”
3. In Paragraph G, the rate of interest is reduced and amended so that the first two paragraphs are restated as follows:
“RATE OF INTEREST AND APPLICABLE FEES. Borrowing made pursuant to the Note shall accrue interest at JPMorganChase Prime and may be advanced or repaid at any time upon one day’s notice, and interest shall be payable quarterly; or in the alternative, LIBOR borrowings may be arrange for fixed periods of 30, 60, 90 or 180 days with interest payable at the respective maturity at the LIBOR rate as quoted on the business day prior to borrowing plus an applicable margin as follows:
•250 points when Funded Debt to Net Worth equals or exceeds 150%
•200 points when Funded Debt to Net Worth is between 125% and 150%
•150 points when Funded Debt to Net Worth equals or is less than 125%
as calculated by referring to the last 10-K or 10-Q filing.
As used in this Agreement, the term “JPMorganChase Prime” shall mean the rate of interest as recorded by JPMorganChase from time to time as its prime lending rate with the rate of interest to change when and as such prime lending rate changes.”
     4. In connection with the foregoing and only in connection with the foregoing, the Loan Agreement is hereby amended, but in all other respects all of the terms and conditions of the Loan Agreement remain unaffected and in full force and effect as originally written.
     IN WITNESS WHEREOF, this Second Amendment to Loan Agreement is dated as of September 30, 2005.

PETROLEUM HELICOPTERS, INC.			WHITNEY NATIONAL BANK

By:	/s/ Michael J. McCann		By:	/s/ Harry C. Stahel

	Name:	Michael J. McCann		Name:	Harry C. Stahel
	Title:	Chief Financial Officer		Title:	Senior Vice President

AIR EVAC SERVICES, INC.			EVANGELINE AIRMOTIVE, INC.

By:	/s/ Michael J. McCann		By:	/s/ Michael J. McCann

	Name:	Michael J. McCann		Name:	Michael J. McCann
	Title:	Chief Financial Officer		Title:	Chief Financial Officer

INTERNATIONAL HELICOPTER
TRANSPORT, INC.

By:	/s/ Michael J. McCann

	Name:	Michael J. McCann
	Title:	Chief Financial Officer